                                                                   Exhibit 10.13




                           STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 1, 1996

                                    BETWEEN

                                 PGI COMPANY H

                                      AND

                              J. FRANKLYN DICKSON

                                TABLE OF CONTENTS

1.  Definitions....................................................    2

    1.1.  Use of Defined Terms.....................................    2
    1.2.  Accounting Terms.........................................    2
    1.3.  Production and Entertainment.............................    2
    1.4.  Sections, Exhibits and Schedules.........................    3
    1.5.  Miscellaneous Terms......................................    3

2.  Purchase and Sale of the Company Shares........................    3

    2.1.  Purchase and Sale of the Company Shares..................    3
    2.2.  Purchase Price...........................................    4
    2.3.  Definition of Profit Before Interest and Taxes...........    9
    2.4.  Financial Statements and Seller's Right to
          Audit....................................................   10
    2.5.  Offset Against Purchase Price............................   11
    2.6.  Closing Costs ...........................................   12

3.  Closing........................................................   13

    3.1.  Closing..................................................   13

4.  Deliveries at the Closing......................................   13

    4.1.  Deliveries to the Buyer by the Seller....................   13
    4.2.  Deliveries to the Seller by the Buyer....................   15


5.  Representations and Warranties of the Seller...................   17

    5.1.  Ownership; Transfer of the Company Shares................   17
    5.2.  Authority................................................   18
    5.3.  Approvals................................................   19
    5.4.  No Brokers...............................................   19
    5.5.  Organization, Etc........................................   20
    5.6.  Capital Stock............................................   21
    5.7.  No Subsidiaries, Etc.....................................   23
    5.8.  Financial Statements.....................................   23
    5.9.  Absence of Certain Changes...............................   23
    5.10. Taxes....................................................   26
    5.11. Non-Contravention........................................   27
    5.12. Title to and Condition of the Assets of the
          Company..................................................   28

    5.13. Litigation...............................................   31
    5.14. Employee Benefit Plans and Other Arrangements............   32
    5.15. Contracts................................................   34
    5.16. Insurance................................................   36
    5.17. Trademarks, Etc..........................................   36
    5.18. Transactions with Interested Persons.....................   38
    5.19. Compliance with Laws, etc................................   38
    5.20. No Undisclosed Liabilities, Etc..........................   39
    5.21. Environmental Matters....................................   40
    5.22. Governmental Authorizations and Regulations..............   41
    5.23. Accounting Practices.....................................   42
    5.24. Minute Books.............................................   42
    5.25. Employee Matters.........................................   42
    5.26. Accuracy of Information Furnished........................   43
    5.27. Disclosure...............................................   44

6.  Representations and Warranties of Buyer........................   44

    6.1.  Authority for Agreements.................................   44
    6.2.  Non-Contravention........................................   45
    6.3.  Approvals................................................   45
    6.4.  No Brokers...............................................   46
    6.5.  Accuracy of Information Furnished........................   46
    6.6.  Organization, Etc........................................   46
    6.7.  Litigation...............................................   47
    6.8.  Compliance with Laws, Etc................................   49
    6.9.  Disclosure...............................................   49

7.  Covenants of the Seller........................................   50

    7.1.  Employment Contracts.....................................   50
    7.2.  Liability for Federal, State and Local Taxes.............   50
    7.3.  Claims Experience........................................   51
    7.4.  Employment and Employee Benefits.........................   51
    7.5.  Non-Competition..........................................   52
    7.6.  Subordination Agreement..................................   53
    7.7.  Further Assurances.......................................   54
    7.8.  Loan Repayment...........................................   54

8.  Covenants of the Buyer.........................................   55

    8.1.  Employment and Employee Benefits.........................   55
    8.2.  Termination of Company's Benefit Plans...................   56
    8.3.  Certain Life Insurance Policies..........................   56
    8.4.  Undisclosed Liabilities..................................   57
    8.5.  Payment of Assumed Liabilities...........................   57
    8.6.  F. Dickson Employment Agreement..........................   57

    8.7.  Umbrella Insurance Coverage..............................   58
    8.8.  Further Assurances.......................................   58

9.  Conditions Precedent to Seller's Obligations to Sell the
     Company Shares................................................   58

    9.1.  The Buyer's Performance..................................   58
    9.2.  Consents and Approvals...................................   59
    9.3.  No Legal Impediment......................................   59

10. Conditions Precedent to the Buyer's Obligation to
     Purchase the Company Shares...................................   60

    10.1. Company's and the Seller's Performance...................   60
    10.2. Consents and Approvals...................................   60
    10.3. Physical Properties......................................   61
    10.4. No Legal Impediment......................................   61

11. Events of Default..............................................   61

    11.1. Principal................................................   61
    11.2. Interest.................................................   62
    11.3. Payments.................................................   62
    11.4. Change of Control........................................   63
    11.5. Keyman...................................................   63
    11.6. Bankruptcy; Insolvency...................................   63

12. Remedies Upon Default by Buyer.................................   63

    12.1. Declare Notes and Other Elements of the Purchase
          Price Due and Payable....................................   63
    12.2. Assignment of the Mark...................................   64
    12.3. Covenants Not to Compete.................................   65
    12.4. Employment Agreements....................................   64

13. Indemnification................................................   65

    13.1. Indemnification of the Buyer and the Company.............   65
    13.2. Indemnification of the Seller............................   67
    13.3. Procedure for Indemnification............................   68
    13.4. Survival of Representations, Warranties,
          Covenants and Indemnification............................   70

14. Miscellaneous..................................................   71

    14.1. Complete Agreement; Amendments; Waivers..................   71
    14.2. Counterparts.............................................   71
    14.3. Successors and Assigns...................................   72
    14.4. Governing Law............................................   72
    14.5. Notices..................................................   72
    14.6. Expenses.................................................   74
    14.7. Headings; Form of Words..................................   74
    14.8. Severability.............................................   74

                           STOCK PURCHASE AGREEMENT
                           ------------------------

                  STOCK PURCHASE AGREEMENT (the "Agreement") dated as of the 1st day of January, 1996 by and between PGI Company H, a Virginia corporation (the "Buyer"), and J. Franklyn Dickson, an individual residing at 537 Eugene Way, Wyckoff, New Jersey 07481 (the "Seller");

                  WHEREAS, the Seller is the sole shareholder of Ray Bloch Productions, Inc. (the "Company"), owning eighty-two and one half (82 1/2) shares of the common stock of the Company, which comprise all of the outstanding shares of common stock of Company;

                  WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, one hundred percent (100%) of the outstanding capital stock of the Company, all upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

        1. Definitions.
           -----------

                1.1  Use of Defined Terms.  Any defined term used in the plural
                     --------------------
shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevent class.

                1.2  Accounting Terms.  All accounting terms not otherwise
                     ----------------
defined in this Agreement shall be construed in conformity with, and all financial data of the Buyer required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles ("GAAP") and all financial data of Company and its Subsidiaries required to be submitted by this Agreement shall be prepared on an income tax basis.

                1.3  Production and Entertainment.  Production business, is
                     ----------------------------
defined as staged events held by corporations and organizations such as sales meetings, product launches, and business communications in which the Company would typically provide for the client conceptual design, coordinate and/or supply staging and audiovisual services, outside speakers, and key production personnel and other such materials and support necessary to run such meetings and events. Entertainment business, is defined as the contracting and production of well known professional talent to perform at such staged events.

                  1.4. Sections, Exhibits and Schedules.  References in this
                       --------------------------------
Agreement to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of and to this Agreement. All Exhibits and Schedules to this Agreement are hereby incorporated herein by this reference as if fully set forth herein.

                  1.5. Miscellaneous Terms.  The term "or" shall not be
                       -------------------
exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

         2. Purchase and Sale of the Company Shares.
            ---------------------------------------

                  2.1. Purchase and Sale of the Company Shares. Upon the terms
                       ---------------------------------------
and provisions of this Agreement, the Buyer agrees to purchase and accept delivery from the Seller, and the Seller agrees to sell, assign, transfer, and deliver to the Buyer, at the Closing provided for in Section 3 hereof, the common stock certificates representing eighty-two and one half (82 1/2) shares of Common Stock of the Company, constituting one hundred percent (100%) of the outstanding shares of capital stock of the Company

(the "Company Shares"), free and clear of all liens, claims, charges, restrictions, equities, or encumbrances of any kind.

                  2.2. Purchase Price.  The purchase price to be paid by
                       --------------
Buyer (the "Purchase Price") for the Company Shares is a sum of the following:

                       (a) The Buyer will, at the Closing, deliver to the Seller, by certified check payable to the order of the Seller ("Certified Check"), or at Buyer's option, by wire transfer to the account of the Seller:

                           J. Franklyn Dickson
                           c/o Chemical Bank
                           11 West 51st Street
                           New York, NY
                           #007-257-252

         ("Wire Transfer") the amount of Three Million Dollars
         ($3,000,000).

                       (b) The Buyer will, at the Closing, deliver to Seller a series of five (5) subordinated promissory notes of Buyer in the total amount of Three Million Dollars ($3,000,000) payable to the Seller in the form annexed as Exhibit 2.2(b) hereto (the "Notes"). The first of the Notes will be payable on the first anniversary of the Closing, in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000). The remaining four Notes will be payable as follows:

                                    Note 2 -- on June 27, 1997
                                    Note 3 -- on September 26, 1997
                                    Note 4 -- on December 26, 1997
                                    Note 5 -- on March  27, 1998;

Each of Notes 2 through 5 shall be in the principal amount of Four Hundred Thirty-Seven Thousand Five Hundred Dollars
($437,500).

                       (c) The net working capital of Company as of December 31, 1995 shall be paid to Seller as follows:

                           (i) The Buyer will, at the Closing, deliver to the Seller, by Wire Transfer, an additional amount equal to Two Hundred Thousand Dollars ($200,000); and

                           (ii) The Buyer will, ninety (90) days after Closing, deliver to the Seller, by Wire Transfer, an additional amount equal to One Hundred Fifty Thousand Dollars ($150,000).

                       (d) The Seller will, at the Closing, provide the following to Buyer: (i) a schedule of Company's accounts receivable as of December 31, 1995, based on all information available to Seller as of date of Closing in the form attached hereto as Schedule 2.2(d)(i); and (ii) a schedule of accounts payable as of December 31, 1995, as updated at the Closing in the form attached hereto as Schedule 2.2
         (d)(ii).

                 In the event that any accounts receivable set forth on Schedule 2.2(d)(i) have not been paid to Company within ninety
         (90) days after the Closing, Buyer shall have the right to offset the amount of such unpaid accounts receivable against unpaid portions of the Purchase Price, subject to Seller's right to collect such accounts receivable pursuant to Section 2.5(a). In the event that any accounts receivable existing prior to December 31, 1995 and not scheduled on
         Schedule 2.2(d)(i) are paid to the Company within ninety (90) days after the Closing, the amount of such unscheduled accounts receivable shall immediately be paid to Seller by Company.

                 In the event that any undisclosed accounts payable or undisclosed liability of the Company, including but not limited to unpaid taxes, fines or penalties related thereto and any employee benefit plan or arrangement, existing as of December 31, 1995 but not scheduled on Schedule 2.2(d)(ii) are paid by the Company within ninety
         (90) days after the Closing, Buyer shall have the right to offset the amount of such undisclosed accounts payable or undisclosed liabilities paid by the Company against unpaid portions of the Purchase Price, provided that Company first notified Seller of such payable or liability and offered Seller the opportunity to defend and/or settle such claim pursuant to Section 2.5(b). In the event that any disclosed accounts payable and/or liabilities set forth on Schedule 2.2(d)(ii) are fully discharged by the Company for less than the scheduled value of such accounts payable and/or liability, Buyer shall pay to Seller the difference between the scheduled amount and the amount actually paid to third parties.

                       (e) The Profit Before Interest and Taxes of the Company in each of the Calendar Years 1996 and 1997 will be credited with the amount of any commission shortfall existing as of December 31, 1995, as set forth on Schedule 2.2(e)(i) hereto, recaptured by Company during 1996 and/or 1997, provided, however, Company shall have no obligation to pursue the recapture of any such commission shortfalls, and Seller will take no action to recapture any such commission shortfall after Closing and Seller has, prior to Closing, taken only those acts and recovered only those commission shortfalls listed on Schedule 2.2(e)(ii).

                       (f) If in either the calendar year beginning January 1, 1996 and ending December 31, 1996 ("Calendar Year 1996") or the calendar year beginning January 1, 1997 and ending December 31, 1997 ("Calendar Year 1997"), the existing business of the Company, defined as the annual business generated by the employees of the Company who were employed as of the Closing, or their replacements and any Production or Entertainment business generated from accounts of the Company as of December 31, 1995 taken over by others employed by the Company or any of its affiliates

         ("Existing Business"): (i) exceeds ******** ******* *******
         ************* in net revenue; (ii) generates at least a ***** ******* **** Profit Before Interest and Taxes; and (iii) generates at least *** ******* **** ******* ***** ******** ******* ************ of Profit
         Before Interest and Taxes, then, in each such calendar year an amount of **** ******* ******** ******* ********** will be paid by Buyer to
         Seller by Wire Transfer within *** **** **** after the completion of the applicable Calendar Year end financial audit by the Buyer's outside public auditor or within one hundred and twenty (120) days after the end of the applicable Calendar Year, whichever is sooner.

                       (g) If in either Calendar Year 1996 or Calendar Year 1997, the Existing Business: (i) exceeds ******** ******* *******
         ************* in net revenue ; (ii) generates at least a **** ******* **** Profit Before Interest and Taxes; and (iii) generates at least *** ******* **** ******* ***** ******* ************ of Profit Before
         Interest and Taxes then for each such Calendar Year, in addition to the amount specified in Section 2.2(f) above, Buyer shall pay an additional amount of *** ******* ***** ******** ******* ********** by Wire
         Transfer, within *** **** **** after the completion of the applicable Calendar Year end financial audit by the Buyer's outside public auditor or within one hundred and twenty (120) days after


* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION
         the end of the applicable Calendar Year, whichever is sooner.

                       (h) If Seller is terminated with or without cause under the F. Dickson Employment Agreement (as those terms are defined in such F. Dickson Employment Agreement), and if the goals (i) though (iii) set forth in subsection (f) above are not met in Calendar Year 1996 or Calendar Year 1997, then the Company shall pay Seller an amount of $250,000 for each such Calendar Year when Seller is not employed on the last day of such Calendar Year, provided, however, no payment shall be made under this Section 2.2(h) if the Seller is terminated because he was convicted of a criminal offense involving moral turpitude, such as, but not limited to, larceny, embezzlement, fraud or making false statements to a government entity or agency.

                  2.3. Definition of Profit Before Interest and Taxes. For
                       ----------------------------------------------
the purpose of calculating the Purchase Price to be paid to Seller under the terms of Sections 2.2(f) and 2.2(g) above, Profit Before Interest and Taxes shall be defined as income from the Existing Business of the Company prior to any loan interest charges, or charges for federal, state or local income taxes, but after all expenses relating to the Existing Business of the Company except:
(i) any extraordinary corporate
allocation charged by Buyer to the Company; and (ii) depreciation on all new fixed assets of the Company added after Closing and not added in the ordinary course of business; and (iii) any corporate expense of the Buyer not incurred in the ordinary course of business charged to the Company unless mutually agreed upon.

                  2.4. Financial Statements and Seller's Right to Audit. During
                       ------------------------------------------------
Calendar Years 1996 and 1997 the Company's financial statements will be prepared on an accrual basis in accordance with GAAP. Seller shall have the right to inspect and/or audit Company's financial statements relating to Calendar Years 1996 and 1997 during business hours at Seller's expense on reasonable notice to Company, provided, however, that if the Profit Before Interest and Taxes has been understated in any Calendar Year by more than five percent (5%), the expense of Seller's audit shall be paid by Buyer. It is the intent of the Buyer and Seller that the change from income tax basis to accrual basis accounting will not alter the payments, if any, due to Seller under Sections 2.2 (f) and
2.2 (g). Accordingly, the financial statements for Calendar Years 1996 and 1997 shall include statements of Existing Business and Profit Before Interest and Taxes, prepared both on an accrual basis and on a reconstructed cash basis. In the event that Buyer and Seller cannot come to mutual agreement after good faith consultation on the actual amount of Existing Business and/or Profit Before Interest and Taxes in Calendar Year 1996 and/or 1997, either party may submit the issue of such disputed amount to arbitration in New York City or Washington, D.C. Said arbitration shall be conducted under the expedited procedures of the commercial arbitration rules of the American Arbitration Association before a single arbitrator who shall be a certified public accountant. The issues to be arbitrated shall be limited solely to the issue of the disputed amount. The arbitrator shall make specific findings of fact respecting such disputed amount. The determination of the arbitrator shall be final and binding upon the parties.

                  2.5. Offset Against Purchase Price. Buyer and Seller agree
                       -----------------------------
that Buyer has the right to offset, the amount of: (i) any accounts receivable of the Company as of the Closing Date that are not paid to Buyer in full in accordance with their terms; and (ii) any undisclosed accounts payable or undisclosed liability of the Company, including but not limited to unpaid taxes, fines or penalties related thereto and any employer matter or employee benefit plan or arrangement, existing as of the Closing that are paid after Closing by Buyer or Company, from any future payments to the Seller, including but not limited to all payments constituting the Purchase Price:

                       (a) In the event Buyer determines that an account receivable of Company has not been paid in accordance with its contract terms, Buyer shall notify Seller, providing Seller with the particulars of the account receivable. Seller may then pursue collection of such amounts remaining due from the debtor in question at Seller's own expense. If Seller collects any such amounts on behalf of Company or Company otherwise receives payment of any such amounts that Buyer has previously offset from Purchase Price, then Buyer shall within ten (10) days of receiving any such amount pay Seller such amounts. Seller shall take no action in collecting such amounts which Buyer reasonably designates as detrimental to Buyer's continuing relationship with such debtor.

                       (b) Any undisclosed accounts payable or undisclosed liabilities of the Company that existed as of the Closing shall promptly be brought to the attention of Seller by Company and Seller shall have the opportunity to defend against and/or settle such claim at his own expense, unless such action would have an unreasonably adverse effect on the Company and its on-going business. Company may offset only amount of such accounts payable or liability actually paid by it.

                  2.6. Closing Costs.  At the Closing, the Buyer will pay by
                       -------------
check the sum of Twenty Two Thousand Dollars ($22,000) to

Cowan, Gold, DeBaets, Abrahams & Sheppard, attorneys for Seller, to cover legal drafting costs incurred at Buyer's request.

         3.  Closing.
             -------

                  3.1. Closing. The closing of the purchase and sale of the
                       -------
Company Shares (the "Closing") will take place at the offices of Cowan, Gold, DeBaets, Abrahams & Sheppard (or at such other place as the parties may mutually agree) at 10:00 a.m. on March 27, 1996, or at such other time and on such other date as the parties may mutually agree, but in no event will the Closing occur after March 31, 1996. The date and time of the Closing are referred to herein as the "Closing Date."

         4.  Deliveries at the Closing.
             -------------------------

                  4.1. Deliveries to the Buyer by the Seller. At the Closing,
                       -------------------------------------
the Seller will deliver to the Buyer:

                       (a) Against receipt of the Wire Transfer or Certified Check, the Seller will deliver to the Buyer the certificates for one hundred percent (100%) of the Company Shares, all in accordance with the requirements of Section 2.1 hereof, which certificates will be duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

                       (b) A certificate, in form and substance reasonably acceptable to the Buyer, executed by the President of the Company, and attested to by the Secretary of the Company, dated as of the Closing Date, and certifying that: (i) attached thereto is a true and complete copy of the By-laws of the Company in effect as of the Closing Date; and (ii) attached thereto is a true and complete copy of the Articles of Incorporation of the Company, as amended and in effect as of the Closing Date;

                       (c) A certificate, in form and substance reasonably acceptable to the Buyer, executed by the Seller, dated as of the Closing Date, certifying as to the accuracy of the Company's and the Seller's representations and warranties at and as of the Closing;

                       (d) Resignations of all of the directors and officers of the Company, in their capacity as directors, officers and employees, with the exception of Seller;

                       (e) A schedule in the form attached hereto as Schedule 4.1(e) of the location of all of the Company's contracts, books, records, and other data relating to the Company's operations, including the Company's minutes and stock books;

                       (f) Copies of all of Company's employment agreements;

                       (g) The employment agreement between the Company and the Seller, in the form attached hereto as Exhibit 4.1(g) executed by Seller (the "F. Dickson Employment Agreement");

                       (h) Control over all assets of the Company and its subsidiaries including cash held in the Company's or its subsidiaries' name or owned by Company or its subsidiaries as of the Closing;

                       (i) Any schedules that are to be updated as of the Closing Date;

                       (j) An opinion of Seller's counsel in the form attached hereto as Exhibit 4.1 (j);

                       (k) The Release between Robin Dickson and the Company in the form attached hereto as Exhibit 4.1(k) executed by Robin Dickson; and

                       (l) The Company's cancelled common stock certificates redeemed from Robin Dickson.

                  4.2. Deliveries to the Seller by the Buyer. At the Closing,
                       -------------------------------------
the Buyer will deliver to the Seller the following:

                       (a) The sum of three million dollars ($3,000,000) by Wire Transfer or Certified Check to the Seller's account, against receipt of the stock certificates for the Company Shares in accordance with
         Section 4.1(a) and 2.2(a) above;

                       (b) Fully executed Notes in the form annexed as

         Exhibit 2.2(b) above;

                       (c) A fully executed guarantee agreement between Production Group International, Inc. and Seller (the "Guarantee"), in the form annexed as Exhibit 4.2(c) hereto;

                       (d) A fully executed, undated, trademark assignment of the trade name "Ray Bloch Productions, Inc." and all trademarks and associated logos (the "Assignment") from Company to Seller in the form annexed hereto as Exhibit 4.2 (d)(i), to be deposited in escrow pursuant to this Agreement and a fully executed escrow agreement (the "Escrow Agreement") among Buyer, Seller, and Cowan, Gold, DeBaets, Abrahams & Sheppard as escrow agent in the form annexed as Exhibit 4.2(d)(ii);

                       (e) A certificate, in form and substance reasonably acceptable to the Seller, executed by the President of the Buyer, and attested to by the Secretary of the Buyer, dated as of the Closing Date, certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing;

                       (f) A certificate, in form and substance reasonably acceptable to Seller, executed by the President of the Buyer and attested to by the Secretary of the Buyer, dated the Closing Date, and certifying that: (i) attached thereto is a true and complete copy of the By-laws of Buyer, as in effect as of the Closing Date; (ii) attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement; and that such resolutions have not been modified, rescinded, or amended and are in full force and effect; and (iii) attached thereto is a true and complete copy of the Articles of Incorporation of the Buyer, as amended and as in effect as of the Closing Date.

          5.  Representations and Warranties of the Seller. The Seller,
              --------------------------------------------
individually and in his capacity as an officer and director of the Company and its subsidiaries, represents and warrants to the Buyer that as of the date of this Agreement and as of the Closing Date:

              5.1.  Ownership; Transfer of the Company Shares.  The Company
                    -----------------------------------------
Shares are duly authorized, validly issued, fully paid, and non-assessable. The Seller owns the Company Shares free and clear of all liens, encumbrances, pledges, charges, security interests, rights, options, or other adverse interests of any kind. The Seller has the right, power, and authority to sell all of the Company Shares as provided herein, and upon such sale, the Buyer will receive good and valid title to all of the Company Shares, subject to no liens, encumbrances, pledges, charges, security interests, rights, options, or other adverse interests of any kind. The certificates for the Company Shares will be, when delivered to the Buyer, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

              5.2. Authority. The Seller has the power and authority to execute
                   ---------
and deliver this Agreement and each of the Seller and the Company has the power and authority to execute and deliver the other agreements and documents contemplated by this Agreement (all such agreements and documents will be known hereafter as the "Transaction Documents", regardless of which party is required to execute or deliver any such agreement or document) to which it or he is a party and to carry out its or his obligations hereunder and thereunder, as the case may be. The execution, delivery, and performance of each of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of the Company. No other proceeding on the part of the Company or the Seller is necessary to authorize the execution and delivery of this Agreement or any of the Transaction Documents to which the Company or the Seller is a party or the performance by the Company or the Seller of any of the transactions contemplated hereby or thereby. This Agreement, and each of the Transaction Documents to which the Company or the Seller is a party, has been duly executed and delivered on behalf of the Company and the

Seller and when executed and delivered by all required parties thereto, will be a legal, valid, and binding obligation of the Company and the Seller enforceable against the Company and the Seller in accordance with their respective terms, except to the extent that the validity, binding legal effect, or enforceability of any provisions in the Agreement or any Transaction Document, or any rights granted herein or thereunder may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the rights of creditors generally, and general principles of equity (whether asserted in an action at law or in equity).

              5.3. Approvals. No consent, approval, order, or authorization of,
                   ---------
or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents, by each of the Company or the Seller, or with the consummation of the transactions contemplated hereby or thereby. No consent of any third party is necessary to permit the consummation of the transactions contemplated hereby or thereby.

              5.4. No Brokers. All negotiations relating to this Agreement and
                   ----------
the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried out by the Company and the Seller without the intervention of any person or firm in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission or finder's fee.

          5.5.      Organization, Etc.
                    -----------------

               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The Company has delivered to the Buyer complete and correct copies of the Company's Articles of Incorporation, By-laws, and all amendments thereto. The Company is not duly qualified or licensed to do business as a foreign corporation in any jurisdictions outside the State of New York.

               (b) All subsidiary corporations or other entities of the Company, listed on Schedule 5.7, are duly organized, validly existing, and in good standing under the laws of the state of their incorporation or organization and individually have all requisite power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The Company has delivered to the Buyer complete and correct copies of each subsidiary's Articles of Incorporation, By-laws or organizational documents, whichever is applicable, and all amendments thereto. No subsidiary entity is qualified or licensed to do business as a foreign corporation or entity in any jurisdictions outside of the state of their incorporation or organization.

               (c) As of the date of Closing, no claim has been made against Company by any person or entity based upon the failure of Company or any of its subsidiaries to qualify or be licensed to do business as a foreign corporation in any state. In the event a future claim is made based upon the Company or its subsidiary's failure to qualify or be licensed to do business as a foreign corporation in any state prior to the Closing Date, such claim shall be treated as an undisclosed liability in accordance with
     Section 2.2(d) above, provided: a liability continuing after the Closing Date shall be pro-rated to cover only the amount of time prior to the Closing Date.

          5.6.      Capital Stock.
                    -------------

               (a)(i) The Company's authorized capital stock consists of two hundred (200) shares of Common Stock, no par value per share; (ii) the only issued and outstanding shares of capital stock of the Company are eighty-two and one half (82 1/2) shares of the Company's Common Stock, all of which eighty-two and one half (82 1/2) shares are owned beneficially and of record by the Seller; (iii) there are no outstanding subscriptions, options, conversion rights, warrants, or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Company to issue, deliver, sell, or cause to be issued, delivered, or sold any additional shares of capital stock of the Company, or obligating the Company to grant, extend, or enter into any such agreement or commitment; and (iv) there are no rights of first refusal, pre-emptive rights, or other similar agreements obligating the Company to offer any shares of its capital stock to any person.

              (b)(i) The only issued and outstanding shares of capital stock of the Company's subsidiaries listed on Schedule 5.7 are wholly-owned by the Company; (ii) there are no outstanding subscriptions, options, conversion rights, warrants, or other agreements, or commitments of any nature whatsoever (either firm or conditional) obligating the Company or a subsidiary to issue, deliver, sell, or cause to be issued, delivered, or sold, any additional shares of capital stock of any subsidiary, or obligating the Company or subsidiary to grant, extend, or enter into any such agreement or commitment; and (iii) there are no rights of first refusal, preemptive rights, or similar agreements obligating any subsidiary to offer any shares of its capital stock to any person.

          5.7.      No Subsidiaries, Etc.  The Company does not own, directly
                    --------------------

or indirectly, capital stock or equity in any other corporation or other person and is not a partner in any partnership or a participant in any joint venture, except as listed on Schedule 5.7.

          5.8.      Financial Statements. The Company has delivered to the
                    --------------------
Buyer complete and correct copies of (a) the Company's consolidated income tax returns for the calendar years ended December 31, 1993 and 1994 and (b) the Company's unaudited consolidated financial statements for the calendar year ended December 31, 1995; and (c) all financial statements completed since December 31, 1995. All such financial statements have been prepared on an income tax accounting basis and on an historically consistent basis throughout the periods indicated and present fairly the financial condition of the Company at the dates indicated and the results of operations for the periods indicated.

          5.9.      Absence of Certain Changes. Except to the extent
                    --------------------------
specifically set forth in reasonable detail on Schedule 5.9 hereto, since December 31, 1995 there have been no material adverse changes in the assets, liabilities, properties, business, or prospects of the Company or of any subsidiary and neither the Company nor any subsidiary has:

               (a) issued or sold any stock, notes, bonds, or other securities, or any option to purchase the same, or entered into any agreement with respect thereto;

               (b) declared, set aside, or made any dividend or other distribution on capital stock or redeemed, purchased, or acquired any shares thereof, except for the redemption of shares previously owned by Robin Dickson, or entered into any agreement in respect of the foregoing;

               (c)  amended its Articles of Incorporation or By-laws;

               (d) other than in the ordinary course of business (i) purchased, sold, assigned or transferred any material tangible or intangible assets or property (including cash and cash equivalents); (ii) mortgaged, pledged, granted or suffered to exist any lien or other encumbrance or charge on any material tangible or intangible assets or properties, except for liens for taxes not yet due; or (iii) waived any rights of material value or canceled any material debts or claims;

               (e) incurred any material obligation or liability (absolute or contingent), except current liabilities and obligations incurred in the ordinary course of business, or paid any material liability or obligation (absolute or contingent) other than current liabilities and obligations incurred in the ordinary course of business;

               (f) increased, or become obligated to increase, the compensation or other benefits payable to any officer or director of the Company or any relative of any such officer or director, or paid a bonus, or granted any severance or termination pay, or entered into any employment agreement or other agreement (written or oral) with any officer or salaried employee (except as may be effected in accordance with the terms of this Agreement);

               (g) incurred any damage, destruction, or similar loss, whether or not covered by insurance, materially affecting the businesses or properties of the Company;

               (h) entered into any transaction other than in the ordinary course of business;

               (i) suffered any strike or other labor trouble materially and adversely affecting its business, operations, or prospects;

               (j) made or permitted any material amendment or termination of any material contract, agreement, or license to which it is a party other than in the ordinary course of business;

               (k) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets, or liabilities;

               (l) abandoned or disposed of any material trade secret, trademark, tradename, trademark application, tradename application, or any other intellectual property;

               (m) suffered any loss of employees or customers that materially and adversely affects its business, operations, or prospects;

               (n) failed to carry on their business and operations substantially in the manner carried on as of the date hereof and the Company and the subsidiaries have not engaged in any activity or transaction or made any commitment to purchase or spend, other than in the ordinary course of their business as heretofore conducted;

               (o) failed to make their best efforts to preserve its business organization intact, to keep available to the Buyer the services of its employees and independent contractors and to preserve for the Buyer its relationships with suppliers, licensees, distributors, and customers and others having business relationships with it;

               (p) obligated itself to, sell or otherwise dispose of or pledge or otherwise encumber any of their properties or assets except in the ordinary course of business or failed to maintain its facilities, machinery, and equipment in good operating condition and repair, subject only to ordinary wear and tear.

          5.10. Taxes. Except to the extent specifically set forth in reasonable
                -----
detail on Schedule 5.10 hereto, all federal, state, county, municipal, and foreign tax returns required by law to be filed by the Company, any subsidiary, and the Seller as of December 31, 1995 have been duly filed, and all taxes (including without limitation sales, use, property, and payroll taxes), assessments, fees, and other governmental charges together with any and all penalties, fines, and interest thereon ("Taxes") upon the Company, any subsidiary and the Seller or upon any of the Company's, subsidiaries' or the Seller's properties, assets, revenues, income, sales, or franchises that have become due and payable in respect of the periods or transactions covered thereby, have been paid. Except to the extent specifically set forth in reasonable detail on Schedule 5.10 hereto, neither the Internal Revenue Service nor any other taxing authority or agency is now asserting, or is threatening to assert, against the Company, any subsidiary or the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Company, any subsidiary, and the Seller have not been granted any waiver of any statute of limitation with respect to, or been granted any extension of a period for the assessment of, any federal, state, county, municipal, or foreign income tax. Seller has delivered to Buyer copies of all federal, state and local tax returns for the Company and all its subsidiaries for the calendar years 1992, 1993 and 1994.

          5.11. Non-Contravention.  Except to the extent
                -----------------
specifically set forth in reasonable detail on Schedule 5.11 hereto, the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Articles of Incorporation or By-laws of the Company or any subsidiary; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which either the Company, any subsidiary, or the Seller is a party or by which it or he is bound; (c) result in the creation or imposition of any material lien, charge, pledge, security interest, or other encumbrance upon any property of the Company, any subsidiary or the Seller; or
(d) violate or conflict with any other material restriction or any law, ordinance, or rule to which the Company, any subsidiary or the Seller or any property of either the Company, any subsidiary or the Seller is subject.

          5.12. Title to and Condition of the Assets of the Company.
                ---------------------------------------------------

               (a) The Company and all subsidiaries have good and marketable title to all assets owned by them free and clear of all mortgages, liens, charges, encumbrances, easements, security interests, or title imperfections, except to the extent specifically set forth in reasonable detail on Schedule 5.12 hereto. The assets reflected in the financial statements of the Company for its fiscal year ended December 31, 1995 referred to in Section 5.8 hereof constitute all of the tangible assets and properties that the Company and its subsidiaries own, use, or hold in connection with their business, and the conduct of such business as a going concern, except for additions or dispositions in the ordinary course of business. The facilities, machinery, furniture, office, and other equipment of the Company and all subsidiaries that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear of that business, and neither the Company nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation, or building, zoning, environmental or other law in respect thereof, the violation of which will have a material adverse effect on the financial condition, the conduct of the business or the ownership or use of any of the properties or assets of the Company or its subsidiaries.

               (b)  The Company and the subsidiaries own no real estate.
     Schedule 5.12(b) hereto sets forth all personal property (with monthly lease payments in excess of One Hundred Dollars ($100.00)) and real estate leased to the

     Company or its subsidiaries and specifies in the case of real estate the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee, the approximate square footage of improvements. The Company has delivered to the Buyer access to copies of each lease by which the Company or a subsidiary acquired its interest in the personal property described in Schedule 5.12(b). Neither the Company nor any subsidiary has received any written notice from any governmental agency, board, bureau, body, department, or authority of any United States or foreign jurisdiction, which materially restricts the use of any of the real estate described in Schedule 5.12(b) hereto. Except as set forth in Schedule 5.12(b) hereto, there is no easement, right-of-way agreement, license, sublease, occupancy agreement, or like instrument with respect to any of the real estate described in Schedule 5.12(b) hereto which would have a material adverse effect on the Company's or a subsidiary's use of such real estate. Each lease pursuant to which the Company or a subsidiary leases any real or personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any material default by the Company or a subsidiary, or any event that with notice or lapse of time or both would constitute such a material default by the Company or a subsidiary. Each property used in the business of the Company or a subsidiary is reflected in the balance sheet of the Company as of December 31, 1995, referred to in Section 5.8 hereof.

               (c) Seller has provided Buyer with a complete and accurate list of all of the Company's accounts payable and liabilities as of December 31, 1995 on Schedule 5.12(c) and shall update this Schedule 5.12(c) as of the Closing Date.

          5.13. Litigation.  Except as set forth in reasonable detail on
                ----------
Schedule 5.13 hereto:

               (a) There are no actions, suits, proceedings, investigations, or inquiries pending or threatened against or affecting the business, operations, financial condition, or prospects of the Company or any subsidiary at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

                (b) There are no actions, suits, proceedings, investigations, or inquiries pending or threatened against the Seller at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that reasonably could be expected to have an adverse effect on the Seller's right or ability to execute and deliver this

     Agreement and the Transaction Documents or consummate the transactions contemplated hereby or thereby.

               (c) Neither the Company nor any subsidiary is in default in respect of any judgment, order, writ, injunction, or decree of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

               (d) There are no actions, suits, proceedings, investigations, or inquiries pending or threatened against the Company, any subsidiary at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that reasonably could be expected to have an adverse effect on the Company's or any subsidiary's right or ability to execute and deliver any of the Transaction Documents or consummate the transactions contemplated thereby.

          5.14 Employee Benefit Plans and Other Arrangements.
               ---------------------------------------------

               (a)  Employee Plans Generally. Except as set forth in reasonable
                    ------------------------
     detail on Schedule 5.14(a) hereto, the Company does not maintain, does not make any contributions to, or has not been obligated by law or agreement to establish, maintain, sponsor, or make any contributions to (i) any employee pension benefit plan as described in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA"); (ii) any employee welfare benefit plan as described in Section 3(1) of ERISA, including, without limitation, any arrangement providing for the payment of health benefits to former employees or their beneficiaries; (iii) any formal or informal severance plan or arrangement, including, without limitation, any arrangement providing for payments to be made to any person contingent upon a change of ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company; or (iv) any other deferred compensation, bonus, stock option, stock purchase, insurance, or other employee benefit plan, agreement, fund, or arrangement, whether or not set forth in writing, providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent, or assignee other than regular salary, wages, or commissions paid substantially concurrently with the performance of the services for which such benefits are paid.

               (b)  Post-Retirement Benefits. Except to the extent required
                    ------------------------
     under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company has not incurred any current or future obligation to provide health or life insurance benefits to employees or former employees with respect to any period which extends beyond retirement or other termination of employment.

               (c)  ERISA Title IV Considerations. Neither the Company nor any
                    -----------------------------
     member of the Company's controlled group (within the meaning of Section 4001 of ERISA) has incurred (or reasonably expects to incur) any material liability to the Pension Benefit Guaranty Corporation or any material liability under Title IV of ERISA, and there are no circumstances that might result in the imposition of a lien on any of the assets of the Company pursuant to ERISA Sections 302 or 4068 or Section 412 of the Internal Revenue Code of 1986, as amended.

               (d)  Multiemployer Plans. Neither the Company nor any member of
                    -------------------
     the Company's controlled group (within the meaning of Section 4001 of ERISA) does now have, or during the last five years has had, any obligation to contribute to, or any other liability or potential liability with respect to, a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a multiple controlled group plan as described in Sections 4063 and 4064 of ERISA (including, without limitation, any withdrawal liability or plan termination obligations).

          5.15.  Contracts.
                 ---------

               (a) Schedule 5.15(a) hereto contains a complete and correct list of all agreements, contracts, and commitments to which the Company or any subsidiary is a party or by which it or any of its assets is bound as of the date hereof.

               (b) The Buyer has been given access and upon Buyers's request Seller will provide complete and correct copies of all written agreements, contracts, and commitments to which the Company or any subsidiary is a party or by which it or any of its assets is bound, together with all amendments thereto. Such agreements, contracts, and commitments are in full force and effect, and all parties to such agreements, contracts, and commitments have, in all material respects, performed all obligations required to be performed by them to date, and the Company and subsidiaries are not, and no other party is, in material default thereunder.

               (c) No agreement, contract, or commitment to which the Company or any subsidiary is a party or by which its or any of its assets is bound purports to limit its freedom to compete in any line of business or with any person or entity. The Company has no outstanding power of attorney, except routine powers of attorney relating to representation before governmental agencies.

               (d) Neither the Company nor any subsidiary is a party to any material contract with any governmental authority. Neither the Company nor any subsidiary is a party to any contract that materially and adversely affects its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities. Except as set forth on
     Schedule 5.15(d) hereto, neither the Company nor any subsidiary knows of a bid or contract proposal made by either that, if accepted or entered into, might reasonably be expected to result in a loss to the Company.

          5.16. Insurance. The Company maintains adequate insurance against
                ---------
risks for the business in which it and its subsidiaries are engaged, including without limitation, worker's compensation and comprehensive liability insurance. All of the Company's and subsidiaries' insurance policies are listed on Schedule
5.16 hereto, are in full force and effect, all premiums due thereon have been paid, and the Company and the subsidiaries have complied in all material respects with the provisions of such policies.

          5.17. Trademarks, Etc. Schedule 5.17 hereto contains a complete and
                ---------------
accurate list (including registration numbers and dates of filing, renewal, and termination) of all trademarks, patents, tradenames, trade secrets, copyrights, service marks, licenses, all registrations and applications for any of the foregoing, and other intellectual property owned by the Company or any subsidiary or in which the Company or any subsidiary has registered an interest or for which applications have been made (collectively, the "Intellectual Property"). Except as otherwise set forth in Schedule 5.17 hereto, (a) all of the Intellectual Property is owned by the Company or its subsidiaries free and clear of all liens, encumbrances, or claims whatsoever; none of the Company's or any subsidiary's rights in or use of such Intellectual Property infringes on the rights of others, and Company's or any subsidiary's rights in said property have not been and are currently not being, to the knowledge of the Seller, threatened or challenged; (b) all of the Intellectual Property registrations set forth in
Schedule 5.17 have been duly issued and have not been canceled, abandoned, or otherwise terminated; (c) all of the Intellectual Property applications set forth in Schedule 5.17 have been duly filed with the appropriate authorities; and (d) no consents or approvals of any person are necessary to sell, convey, transfer, assign, and deliver any of the Intellectual Property to the Buyer. Except as set forth in Schedule 5.17 hereto, the Company and each subsidiary owns or has the right to use all of the Intellectual Property necessary to conduct its operations and business and the Company and its subsidiaries know of no claim, or any basis of any claim, that it has infringed any intellectual property of any other person or that any other person has infringed any of the Intellectual

Property. Except as set forth in Schedule 5.17 hereto, no third party has been permitted or licensed to use any of the Intellectual Property and no royalties or other fees are payable to any third party with respect to any of the Intellectual Property.

          5.18. Transactions with Interested Persons. Except to the extent
                ------------------------------------
specifically set forth in reasonable detail on Schedule 5.18 hereto and the financial statements delivered to the Buyer pursuant to Section 5.8 above, neither the Company nor Seller (or Seller's family members) owns, directly or indirectly, on an individual or joint basis, an interest in, or serves as an officer, director, employee, consultant, contractor, or agent of or to any competitor or supplier of the Company or any person or entity having a contract or arrangement with the Company, and to the best of Seller's knowledge, no employee (or family member thereof) of the Company owns, directly or indirectly, on an individual or joint basis, an interest in, or serves as an officer, director, employee, consultant, contractor, or agent of or to any competitor or supplier of the Company or any person or entity having a contract or arrangement with the Company.

          5.19  Compliance with Laws, etc.  The Company, and its subsidiaries
                -------------------------
have complied with and are in compliance with all federal, state, local, and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders, or decrees applicable to it or any of its properties, assets, operations, and business, the failure of compliance with which would have a material adverse effect on the properties, operations, business, financial condition, or prospects of the Company. There does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the properties, operations, business, financial condition, or prospects of the Company.

          5.20. No Undisclosed Liabilities, Etc. Except for the transactions
                -------------------------------
contemplated by this Agreement and as set forth in Schedule 5.20 hereto:

               (a) The Company and subsidiaries have not incurred any material liability or obligation (absolute, accrued, contingent, or otherwise) of any nature (other than liabilities and obligations incurred in the ordinary course of business) [that would properly be reflected or reserved against in a balance sheet prepared in a manner historically consistent with that used in the preparation of the balance sheet of the Company as of December 31, 1995] referred to in Section 5.8 above.

               (b)  Neither Company nor any subsidiary has
     acquired any material amount of accounts receivable that are uncollectible.

          5.21. Environmental Matters.
                ---------------------

               (a) No releases or threat of releases of hazardous substances have occurred at, from, in or on any real property owned, leased or operated by the Company ("Site", or collectively, "Sites"), nor are there any hazardous substances in, on, about or migrating to any Site;

               (b) No releases or threat of releases of hazardous substances have occurred at, from or in any Site to which a hazardous substance generated by or from the Company has been disposed of;

               (c) There are no past or pending environmental claims against the Company or any subsidiary related to any Site or off-Site locations to which the Company or any subsidiary has shipped hazardous substances. To the Seller's best knowledge, there has been no violation of or non-compliance with any environmental law or environmental permit by the Company or any subsidiary relating to operations of the Company or any subsidiary or other uses of the Site;

               (d) There are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any environmental law or environmental permits with respect to the ownership, occupancy, development, use, or transferability of any Site;

               (e) There are no underground storage tanks, polychlorinated biphenyl-containing materials, or asbestos containing materials located at any Site;

               (f) There are not and there have not been any environmental conditions at any Site resulting from or arising out of any of Company's past activities at any Site created prior to or existing at the Closing Date; and

               (g) All necessary environmental permits and other permits for all activities related to the past operations and current operations at all Sites were obtained. The Company has fully complied and is in full compliance with all environmental laws and environmental permits with respect to activities relating to the Sites.

          5.22. Governmental Authorizations and Regulations. Schedule 5.22
                -------------------------------------------
hereto lists all licenses, franchises, permits, and other governmental authorizations held by the Company material to the conduct of its business. Such licenses, franchises, permits, and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate, or not renew any such license, franchise, permit, or other governmental authorization. The

Company holds all licenses, franchises, permits, and other governmental authorizations, the absence of which could have a material adverse effect on its business.

          5.23. Accounting Practices. The Company makes and keeps accurate books
                --------------------
and records, which are not kept in accordance with GAAP. The Company uses income tax accounting methods to reflect its assets. The Company maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed with management's authorization and (b) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets of the Company.

          5.24. Minute Books. The minute books of the Company and its
                ------------
subsidiaries contain complete and accurate records of all meetings and other corporate actions of their shareholders and Board of Directors and Committees thereof.

          5.25. Employee Matters. Neither the Company nor any subsidiary is in
                ----------------
violation, nor have they been alleged to be in violation, nor have they been charged with any violation of any of the various provisions of Title VII of the Federal Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal or state law dealing with employment discrimination, federal or state wage and hour laws, federal or state income or unemployment and social security tax withholding laws, or occupational safety and health laws and applicable standards and regulations thereunder. Neither the Company nor any subsidiary is liable for any accrued unpaid wages, vacation pay, bonuses, or commissions, or for any material tax, penalty, assessment, or forfeiture for failure to comply with any employer/employee matter. Except as set forth in reasonable detail on Schedule
5.25 hereto, neither Company nor any subsidiary is a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of the Company or any subsidiary, no collective bargaining agent has been certified as a representative of any of the employees of the Company or any subsidiary, and no representation campaign or election is now in progress with respect to any of the Company's or any subsidiary's employees.

          5.26. Accuracy of Information Furnished. This Agreement, the
                ---------------------------------
Transaction Documents, and the Schedules and Exhibits hereto and thereto prepared by Seller do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements (excluding statements concerning solely the Buyer) contained herein or therein, in light of the circumstances under which they were made, not misleading.

           5.27. Disclosure. The Seller and the Company have not knowingly
                 ----------
failed to disclose to the Buyer any facts that would have a material adverse impact on the value of the Shares or on the assets, liabilities, earnings, prospects and business of the Company. No representation or warranty by the Seller contained in this Agreement, and no statement contained in, any Schedule or Exhibit, or other document attached hereto, or any list, certificate or writing delivered in connection with or pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements (excluding statements concerning solely the Buyer) contained herein or therein not misleading or necessary in order to provide fully and fairly the information required to be provided in any such document.

           6. Representations and Warranties of Buyer.  The Buyer represents and
              ---------------------------------------
warrants to the Seller that, as of the Closing Date:

                6.1.  Authority for Agreements.  The Buyer has the power and
                      ------------------------
authority to execute this Agreement and the Transaction Documents applicable to the Buyer and to carry out its obligations hereunder and thereunder. When executed and delivered by the Buyer, this Agreement will be binding upon and enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws from time to time in effect, affecting creditors' rights generally, and general principles of equity (whether asserted in an action at law or in equity).

                6.2. Non-Contravention.  The execution and delivery of this
                     -----------------
Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Articles of Incorporation or By-laws of the Buyer; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound; (c) result in the creation or imposition of any material lien, charge, pledge, security interest, or other encumbrance upon any property of the Buyer except for the security interest of The First National Bank of Maryland; or (d) violate or conflict with any other material restriction or any law, ordinance, or rule to which the Buyer or its property is subject.

                6.3. Approvals.  No consent, approval, order, or
                     ---------
authorization of, or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents by the Buyer or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 6.3 hereto, no consent of any third party is necessary to permit the consummation of the transactions contemplated hereby or thereby.

                6.4. No Brokers. All negotiations relating to this Agreement and
                     ----------
the Transaction Documents and the transactions contemplated hereby and thereby have been carried out by the Buyer without the intervention of any person or firm in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission or finder's fee.

                6.5. Accuracy of Information Furnished. This Agreement and the
                     ---------------------------------
Schedules and Exhibits hereto and thereto prepared by the Buyer do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements (excluding statements concerning solely the Company or the Seller) herein or therein, in light of the circumstances under which they were made, not misleading.

                6.6.  Organization, Etc.  The Buyer is a corporation
                      -----------------
duly organized, validly existing, and in good standing under the laws of the State of Virginia, and has all requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The Buyer has delivered to the Seller complete and correct copies of the Buyer's Articles of Incorporation, By-laws, and all amendments thereto. The Buyer is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on its financial condition, the conduct of its business or the ownership, lease or use of any of its properties or assets.

                6.7. Litigation.  Except as set forth in reasonable detail on
                     ----------
Schedule 6.7. hereto:

                     (a) There are no actions, suits, proceedings, investigations, or inquiries pending or threatened against or affecting the business, operations, financial condition, or prospects of the Buyer or any subsidiary at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that reasonably could be expected to have an adverse effect on the Buyer's right or ability to execute and deliver this Agreement and the Transaction

         Documents or consummate the transactions contemplated hereby or thereby.

                     (b) There are no actions, suits, proceedings, investigations, or inquiries pending or threatened against the Buyer at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that reasonably could be expected to have an adverse effect on the Buyer's right or ability to execute and deliver this Agreement and the Transaction Documents or consummate the transactions contemplated hereby or thereby.

                     (c) The Buyer is not in default in respect of any judgment, order, writ, injunction, or decree of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that reasonably could be expected to have an adverse effect on the Buyer's right or ability to execute and deliver this Agreement and the Transaction Documents or consummate the transactions contemplated hereby or thereby.

                     (d) There are no actions, suits, proceedings, investigations, or inquiries pending or threatened against the Buyer at law or in equity in any court or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that reasonably could be expected to have an adverse effect on the Buyer's right or ability to execute and deliver this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby.

                6.8. Compliance with Laws, etc. The Buyer has complied with and
                     -------------------------
is in compliance with all federal, state, local, and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders, or decrees applicable to it or any of its properties, assets, operations, and business, the failure of compliance with which would have a material adverse effect on the properties, operations, business, financial condition, or prospects of the Buyer. There does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the properties, operations, business, financial condition, or prospects of the Buyer.

                6.9. Disclosure.  The Buyer has not knowingly failed to disclose
                     ----------
to the Seller any facts that would have a material adverse impact on the assets, liabilities, earnings, prospects and business of the Buyer. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any Schedule or Exhibit, or other document attached hereto, or any list, certificate or writing delivered in connection with or pursuant hereto, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements (excluding statements concerning solely the Seller and/or the Company) contained herein and/or therein not misleading or necessary in order to provide fully and fairly the information required to be provided in any such document.

           7. Covenants of the Seller.
              -----------------------

                7.1. Employment Contract.  At the Closing, the Seller will enter
                     -------------------
into the F. Dickson Employment Agreement.

                7.2. Liability for Federal, State and Local Taxes.  The Seller
                     --------------------------------------------
will be liable for all federal, state, and local taxes resulting from the transactions contemplated by this Agreement, including, but not limited to, all sales, use, and transfer taxes, if any, resulting from this transaction. In addition, the Seller will be responsible for all of Company's and its subsidiaries' federal, state, and local taxes and any interest, penalty, or expenses incurred thereon for all tax years ending on or before December 31, 1995. In the event an audit is commenced or a claim is made for taxes which, if upheld, would be the obligation of Seller hereunder, Seller shall be notified of such audit or claim and shall defend and, if necessary, pay any taxes, penalties and interest ultimately assessed.

                7.3. Claims Experience.  At or prior to the Closing, the Seller
                     -----------------
will prepare and deliver to the Buyer a description of all claims experience of the Company during the past three years under all of the insurance policies listed on Schedule 5.16 hereto, including settled and outstanding claims under all such policies in respect of general liability and workers' compensation claims.

                7.4. Employment and Employee Benefits.  The Seller has delivered
                     --------------------------------
to the Buyer Schedule 7.4 listing the name, title, and current annual base salary or hourly rate of each person employed by Company on December 31, 1995, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the 1995 calendar year. The Seller will furnish an updated copy of Schedule 7.4 at the Closing which will reflect any changes in such information occurring between December 31, 1995, and the Closing Date. The Seller agrees with the Buyer that any individuals who were full-time employees of the Company on the Closing Date and who agree to execute the standard PGI Code of Conduct agreement will be offered continued employment with the Company, effective immediately after the Closing. Any individuals who accept this offer of employment with the Company will be referred to herein as "Transferring Employees." This employment of Transferring Employees will be "at will" and nothing herein expressed or implied confers upon any such Transferring Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights to employment for a specific period. After the Closing, the Buyer will make available to Transferring Employees such wages and benefits as the Buyer, in its sole business judgment, deems appropriate, subject only to the covenants set forth in Section 8.1 hereof, and the Buyer will be under no obligation to credit Transferring Employees with past service credit for any purpose (including, without limitation, vacation, severance, or pension purposes).

                7.5. Non-Competition.
                     ---------------
                For a period of **** *** ***** commencing on the Closing Date, Seller will not:

                     (a) Directly or indirectly, engage in, own, control, or make an investment in a business in excess of 2% of the outstanding shares of such business and hold such investment in a name other than a "street name" and such business competes directly with the business of the Company;

                     (b) Accept employment with any person or entity that competes directly with the business of the Company;

                     (c)  Directly or indirectly solicit or employ any


* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION
         person who at such time provides services for or is otherwise employed by the Company or the Buyer, or encourage or induce any employee of the Company or the Buyer to leave such employment;

                     (d) Directly or indirectly, divert or attempt to divert from the Company or the Buyer, the business of any customer or client of the Company or the Buyer.

                7.6. Subordination Agreement.  At Closing, Seller agrees to sign
                     -----------------------
a subordination agreement with Buyer's primary financial institution, The First National Bank of Maryland, in the form attached hereto as Exhibit 7.6 provided that at Closing, Buyer supplies Seller with a written statement from The First National Bank of Maryland acknowledging that as of the Closing Date, it does not have and will not later obtain any security interest or lien in the service mark "Ray Bloch Productions, Inc." (the "Mark") and that it waives any provisions of the subordination agreement that could impair or prevent Seller from acquiring the Mark by assignment upon an Event of Default hereunder. Seller agrees to sign updates of the subordination agreement described in the immediately preceding sentence as may be reasonably requested from time to time, provided such updates are consistent with Exhibit 7.6. Buyer agrees and warrants that it shall not directly or indirectly encumber or grant any security interest in the Mark, or cause the Mark to be encumbered or a security interest in same to be granted to any party. If the Buyer determines to change its primary financial institution, the Seller shall cooperate with Buyer in executing a new subordination agreement with such new institution, provided such new agreement does not restrict any rights or prejudice any position of Seller beyond the restrictions which may be contained in Exhibit 7.6, and provided that such financial institution acknowledges and agrees that it does not have and will not obtain any security interest or lien in the Mark or otherwise prevent Seller from subsequently acquiring the Mark by assignment upon an Event of Default hereunder. This Section will have no force or effect once Seller has received full satisfaction of all elements of the Purchase Price.

                7.7. Further Assurances.  The Seller agrees, at the Seller's
                     ------------------
sole expense, to do or cause to be done such further acts and things and deliver or cause to be delivered to the Buyer such additional assignments, agreements, powers, and instruments as the Buyer may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto the Buyer its rights, powers, and remedies hereunder and thereunder.

                7.8. Loan Repayment.  Seller will at Closing, pay in full
                     --------------
Seller's loan from Company as reflected on Company's

December 31, 1995 year-end financial statement.

           8. Covenants of the Buyer.
              ----------------------

                8.1. Employment and Employee Benefits.
                     --------------------------------

                     (a) After the Closing, the Buyer agrees to offer continued employment to Transferring Employees. This employment of Transferring Employees will be "at will" and nothing herein expressed or implied confers upon any such Transferring Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights to employment for a specific period. The Buyer will make available to Transferring Employees such wages and benefits as the Buyer, in its sole business judgment, deems appropriate, provided, however, that it will use its best efforts to initially provide Transferring Employees with substantially similar working terms and working conditions as they were afforded as employees of the Company prior to the Closing Date. The Buyer will be under no obligation to credit Transferring Employees with past service credit for any purpose (including, without limitation, vacation, severance, or pension purposes). In addition to the foregoing, the Buyer will use its best efforts to offer Transferring Employees who are employed with the Company in a management position, the opportunity to participate in the Buyer's management benefit programs, if any, as they exist at the Closing Date.

                     (b) In addition, Buyer will use its best commercial efforts to include the Transferring Employees in Buyer's benefit plans, which include medical coverage and 401(k) plans, at Closing without a waiting period.

                     (c) Buyer will recommend to the insurance company currently providing medical insurance coverage to its employees that Transferring Employees be covered under such medical insurance without a required physical examination or the exclusion of existing conditions.

                     (d) The cost of incorporating the Transferring Employees into the Buyer's plan will be paid by the Buyer.

                8.2. Termination of Company's Benefit Plans.  Buyer will cause
                     --------------------------------------
the Company to terminate all Company Employee benefit plans in existence at Closing or as soon as possible subsequent to Closing. Seller retains responsibility for all liabilities, including funding liabilities and fiduciary responsibilities related to the termination and distribution of such plans.

                8.3. Certain Life Insurance Policies.  At Closing, Buyer agrees
                     -------------------------------
to cause the Company to assign to Seller and Robin Dickson, individually, the life insurance policies that the Company owns insuring the lives of said individuals.

                8.4. Undisclosed Liabilities.   After the Closing Date, Buyer
                     -----------------------
agrees:

                     (a) To notify Seller of any undisclosed payables or liabilities of which it becomes aware and Seller shall have the right to defend or compromise any of the same unless such action would have an unreasonably adverse effect on the Company, its affiliates or their ongoing businesses; and

                     (b) To notify Seller of any claims or audits the Company has regarding any local, state or federal tax and any interest, penalty or expenses incurred for tax years or business conducted prior to December 31, 1995, and Seller shall have the right to defend or compromise any of the same, as long as such defense or compromise is not detrimental to the Company and any taxes, interest or penalties incurred are paid by Seller.

                8.5. Payment of Assumed Liabilities.  Buyer will pay all assumed
                     ------------------------------
liabilities listed on Schedule 8.5 in accordance with their terms, and consistent with the side letter dated March 27, 1996 from J. Franklyn Dickson to Mark N. Sirangelo re: Ray Bloch Productions, Inc. Acquisition.

                8.6. F. Dickson Employment Agreement.  At the Closing Buyer will
                     -------------------------------
cause Company to enter into the F. Dickson Employment Agreement.

                8.7. Umbrella Insurance Coverage.  Buyer will provide for
                     ---------------------------
umbrella insurance coverage for Company under Parent's general liability policy, effective immediately as of the Closing.

                8.8. Further Assurances. The Buyer will, at the request of the
                     ------------------
Seller and at the Buyer's sole expense, execute and deliver any further instruments or documents and take all such further action(s) as the Seller may reasonably request in order to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto the Seller its rights, powers, and remedies hereunder and thereunder.

           9.   Conditions Precedent to the Seller's Obligation to Sell the
                -----------------------------------------------------------
Company Shares.  The obligations of the Seller to sell the Company Shares is
--------------
subject to the fulfillment prior to or at the Closing of the following conditions:

                9.1. The Buyer's Performance.  There will not be any material
                     -----------------------
error, misstatement, or omission in the representations and warranties made by the Buyer in this Agreement; all representations and warranties by the Buyer contained in this Agreement or in any written statement delivered by the Buyer to the Company or the Seller pursuant to this Agreement will be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (a) as contemplated by this Agreement and (b) to the extent, if any, the Company and the Seller will waive the same); and the Buyer will have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by the Buyer at or before the Closing.

                9.2. Consents and Approvals.  The Company and the Buyer (and to
                     ----------------------
the extent required, the Seller) will have obtained all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Company, the Buyer, or the Seller, as the case may be, in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                9.3. No Legal Impediment.  There will be in effect no
                     -------------------
injunction, writ, temporary restraining order, or any order of any nature issued by any court or governmental agency directing that the transactions contemplated by this Agreement not be consummated.

           10. Conditions Precedent to the Buyer's Obligation to Purchase the
               --------------------------------------------------------------
Company's Shares. The obligation of the Buyer to purchase the Company's Shares
----------------
is subject to the fulfillment prior to or at the Closing of the following conditions:

               10.1. Company's and the Seller's Performance. There will not be
                     --------------------------------------
any material error, misstatement, or omission in the representations and warranties made by the Company or the Seller in this Agreement; all representations and warranties by the Company and the Seller contained in this Agreement or in any written statement delivered by the Company or the Seller to the Buyer pursuant to this Agreement will be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (a) as contemplated by this Agreement and (b) to the extent, if any, the Buyer will waive the same); and the Company and the Seller will have performed and complied in all material respects with all the terms, provisions, and conditions of this Agreement to be performed and complied with by the Company and the Seller at or before the Closing.

               10.2.  Consents and Approvals.  The Company and the Buyer (and to
                      ----------------------
the extent required, the Seller) will have obtained all consents, authorization, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Company, the Seller, or the Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

               10.3.  Physical Properties.  There will have occurred no material
                      -------------------
damage to or destruction or loss of (whether or not covered by insurance) any of the Company's facilities, equipment, or other assets.

               10.4.  No Legal Impediment.  There will be in effect no
                      -------------------
injunction, writ, temporary restraining order, or any order of any nature issued by any court or governmental agency directing that the transactions contemplated by this Agreement not be consummated.

           11. Events of Default.  Any of the specified events set forth herein
               -----------------
shall constitute an event of default under this Agreement ("Events of Default").

               11.1. Principal.  The Buyer shall have failed to pay when due any
                     ---------
portion of the principal amount of the Notes and such failure shall have continued for ten (10) business days after receipt of written notice from Seller.

               11.2. Interest.  The Buyer shall have failed to pay when due any
                     --------
interest under or fee with respect to the Notes and such failure shall have continued for ten (10) business days after receipt of written notice from Seller.

               11.3. Payments. The Buyer shall have failed to pay when due any
                     --------
payments due to Seller pursuant to Section 2 of this Agreement, other than payments due under the Notes, and such failure shall have continued for ten (10) business days after receipt of written notice from Seller.

               11.4. Change of Control.  The Buyer shall sell control of Company
                     -----------------
to any unaffiliated third party.

               11.5. Key Man.  The Company is sold, resulting in Mark Sirangelo
                     -------
no longer acting as Chief Executive Officer of the Company.

               11.6. Bankruptcy; Insolvency.  The Buyer or Company shall suspend
                     ----------------------
or discontinue its business or the business of the Company, or shall make an assignment for the benefit of creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or shall become in any jurisdiction a party or subject to (voluntarily or involuntarily) any liquidation or dissolution action or proceeding with respect to itself, or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors commenced with respect to it, or a receiver, liquidator, custodian or trustee shall be appointed for it or a substantial part of its assets (and with respect to any involuntary action or proceeding, an order entered in the proceeding is not dismissed within thirty (30) days), or it shall take any action to effect or which indicates its acquiescence in any of the foregoing.

           12. Remedies Upon Default by Buyer. The Seller shall have the
               ------------------------------
following rights and remedies (to the permitted by applicable law), in addition to all other rights and remedies of the Seller under this Agreement, all such rights and remedies being cumulative, non-exclusive, and enforceable alternatively, successively and concurrently:

           12.1. Declare Notes and Other Elements of the Purchase Price Due and
                 --------------------------------------------------------------
Payable.  Upon the occurrence of an Event of Default and at any time
-------
thereafter,the Seller shall be entitled to declare the Notes, along with all interest thereon and all other amounts payable due to Seller from Buyer under this Agreement,to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Buyer.

           12.2. Assignment of the Mark. In the event of the occurrence of an
                 ----------------------
Event of Default described in Sections 11.1, 11.2 or 11.3, in addition to the remedy set forth in Section 12.1 above, the Seller shall be entitled to notify the Escrow Agent of Buyer's Default and obtain the Assignment of the Mark from the Escrow Agent in accordance with the terms of the Escrow Agreement attached as Schedule 4.2(d)(ii) hereto. From that point forward, Buyer and Company will abandon any use of the Mark or any confusingly similar mark or designation, and Seller will have full and unencumbered use of that name and all related Marks.

           12.3. Covenants Not To Compete. In the event of the occurrence of an
                 ------------------------
Event of Default described in Sections 11.1, 11.2 or 11.3, in addition to the remedy set forth in Section 12.1 above, all covenants not to compete, and non-solicitation agreements, whether expressed in this Agreement, in an Employment Agreement or otherwise, and all provisions of the PGI Code of Conduct or other similar restrictions placed on Seller and/or Robin Dickson will automatically terminate.

           12.4. Employment Agreements.  In the event of the occurrence of an
                 ---------------------
Event of Default described in Sections 11.1,

11.2 or 11.3, in addition to the remedy set forth in Section 12.1 above, the Employment Agreement between Company and Seller and the employment agreement between Company and Robin Dickson then in existence shall terminate upon an Event of Default, at the option of Seller, except that any amounts due Seller or Robin Dickson under the terms of the Employment Agreements including salary, bonuses, commissions or otherwise, for services rendered prior to termination, will be paid by Buyer in accordance with the terms of such Agreements.

          13. Indemnification.

              13.1. Indemnification of the Buyer and the Company.
                    --------------------------------------------
                    (a) From and after the Closing Date, the Seller will indemnify, defend, and hold harmless the Buyer and the Company and their respective officers, directors, shareholders, representatives, agents, and affiliates from, against, and in respect of all third party claims, liabilities, actions, suits, proceedings, assessments, judgments, losses, damages, costs, and expenses (including interest, penalties, and reasonable accountants', experts', and attorneys' fees and disbursements) (collectively, "Damages"), arising out of, relating to, or resulting from (i) any material inaccuracy or material breach of any of the written representations or warranties of the Seller made in




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         or pursuant to this Agreement or the Transaction Documents; (ii) the material breach of any covenant, obligation, or agreement of the Seller to be performed, fulfilled, or complied with pursuant to this Agreement or the Transaction Documents; (iii) any material misrepresentation, or the omission of any material fact (including without limitation, those facts required to make the facts otherwise set forth not misleading), in this Agreement or the Transaction Documents (including all Exhibits and Schedules hereto and thereto); (iv) the operation of the business of the Company prior to the Closing, or the acts or omissions of any of the Company's officers, directors, shareholders, agents, or representatives prior to the Closing in connection with the operation of the Company's business; (v) any and all taxes of any nature incurred by the Company or the subsidiaries prior to December 31, 1995; (vi) with regard to the Seller, any personal taxes incurred on or prior to the Closing Date; and (vii) from Robin Dickson as a shareholder of the Company, including but not limited to any claims related to the Stock Purchase Agreement dated as of October 5, 1995 between Robin Dickson and the Company; and (viii) the termination by Seller, without Buyer's consent, of certain of the Company's employees prior to the Closing, provided that no indemnification will be owed hereunder in any case where it is determined that Damages result solely from the




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         gross negligence, willful misconduct, or bad faith of the party to be indemnified; provided, further, that the Seller will not be liable for indemnification hereunder in respect of any breach of any warranty, representation, covenant, obligation, or agreement, or any material misrepresentation or omission, that is not made or is not to be performed by the Company or the Seller.

                    (b) Seller will indemnify and hold harmless Buyer for any and all undisclosed accounts payable or liabilities not listed on
         Schedule 8.5 which subsequently come to the attention of the Buyer subject to the provisions of Section 2.5.

              13.2. Indemnification of the Seller. From and after the Closing
                    -----------------------------
Date, the Buyer will indemnify, defend, and hold harmless the Seller and its representatives, agents, and affiliates from, against, and in respect of all third party Damages arising out of, relating to, or resulting from (a) any material inaccuracy or material breach of any of the written representations or warranties of the Buyer made in or pursuant to this Agreement or the Transaction Documents; (b) the material breach of any covenant, obligation, or agreement of the Buyer to be performed, fulfilled, or complied with pursuant to this Agreement or the Transaction Documents; or (c) any material misrepresentation or the omission of any material fact (including, without limitation, those facts required to make the




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

facts otherwise set forth not misleading) in this Agreement or the Transaction Documents (including all Exhibits and Schedules hereto and thereto); provided that no indemnification will be owed hereunder in any case where it is determined that Damages result solely from the gross negligence, willful misconduct, or bad faith of the Seller or the Company (pre-Closing); provided, further, that the Buyer will not be liable for indemnification hereunder in respect of any breach of any warranty, representation, covenant, obligation, or agreement, or any material misrepresentation or omission, that is not made or is not to be performed by the Buyer.

              13.3. Procedure for Indemnification. After receipt by an
                    -----------------------------
indemnified party under Section 13.1 or 13.2 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is materially prejudiced thereby. If any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnified party shall be entitled to participate therein and,


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

to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party as such indemnified party of its election so to assume the defense thereof the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlements thereof effected without its consent (which will shall not unreasonably withheld). If notice is given to indemnifying party of the commencement of any action and it does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not unreasonably withheld).

              13.4. Survival of Representations, Warranties, Covenants and
                    ------------------------------------------------------
Indemnification. The representations and warranties made in Sections 5 and 6 of
---------------
this Agreement other than those in Sections 5.10, 5.14, 5.19, 5.20, 5.21 and
5.25 will survive the Closing and will expire upon the second anniversary of the Closing Date, except as to any matter as to which a reasonably specific good faith claim has been submitted in writing to the Buyer or the Seller, as applicable, prior to such date. All representations and warranties contained in Sections 5.10, 5.14, 5.19, 5.20, 5.21 and 5.25 will survive until the expiration of the applicable statute of limitations period (including extensions thereof) for any claim in respect of matters covered by Sections 5.10, 5.14, 5.19, 5.20,
5.21 and 5.25 respectively. The covenants contained in Section 8 of this


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

Agreement and the provisions contained in Sections 2.2, 2.3, 2.4, 2.5, 11, 12, and this Section 13 will survive the Closing.

         14. Miscellaneous.
             -------------

             14.1. Complete Agreement; Amendments; Waivers. This Agreement,
                   ---------------------------------------
together with the Exhibits and Schedules hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may be modified or amended only by a written instrument signed by the parties hereto. No provision of this Agreement may be waived without a written instrument signed by the waiving party. The failure of any party to require, in any one or more instances, the performance of any of the terms, covenants, or conditions of this Agreement will not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect thereto will continue in full force and effect.

             14.2. Counterparts. This Agreement may be executed in two (2) or
                   ------------
more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument.


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

             14.3. Successors and Assigns. This Agreement will inure to
                   ----------------------
the benefit of, and be binding upon, the parties hereto and their respective executors, heirs, and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder (or under any document delivered pursuant hereto) may be assigned by a party hereto without the prior written consent of the other parties.

             14.4. Governing Law. This Agreement will be construed and enforced
                   -------------
in accordance with the laws of the Commonwealth of Virginia without giving effect to its conflicts of law principles.

             14.5. Notices. All notices, claims, requests, demands, and other
                   -------
communications hereunder will be in writing and will be duly given if: (a) personally delivered or sent via telecopy, (b) sent by telegram (other than where original payment or other documents must be delivered) for delivery within 24 hours, or (c) sent by Federal Express, DHL Worldwide Express, or Airborne Courier (for next business day delivery), shipping prepaid, as follows:

                  If to the Buyer, to:

                           Mark N. Sirangelo, President
                           PGI Company H
                           One Courthouse Metro, Suite 200
                           2200 Wilson Boulevard
                           Arlington, VA 22201-3324
                           (Telecopy number (703) 528-1724)
                  with a copy to:

                           James N. Schwarz, Esq.
                           Ginsburg, Feldman and Bress, Chartered
                           1250 Connecticut Avenue, N.W.
                           Suite 700
                           Washington, DC  20036

                  If to the Parent, to:

                           Mark N. Sirangelo, President
                           Production Group International, Inc.
                           One Courthouse Metro
                           Suite 200
                           2200 Wilson Boulevard
                           Arlington, VA 22201-3324
                           (Telecopy number (703) 528-1724)

                  If to the Company,  to:

                           Mark N. Sirangelo, President
                           Ray Bloch Productions,Inc./PGI Company H
                           One Courthouse Metro
                           Suite 100
                           2200 Wilson Boulevard
                           Arlington, VA 22201-3324
                           (Telecopy number (703) 528-1724)

                  If to the Seller, to:

                           J. Franklyn Dickson
                           537 Eugene Way
                           Wyckoff, NJ  07481

                  with a copy to:

                           Philip M. Cowan, Esq.
                           Cowan, Gold, DeBaets, Abrahams & Sheppard
                           40 West 57th Street
                           New York, NY  10019

or such other address or addresses as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed


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

given at the time of personal delivery or completed telecopy, or, if sent by telegram twenty-four (24) hours after the time sent, or, if sent by Federal Express, DHL Worldwide Express, or Airborne Courier, one (1) business day after the date sent.

             14.6. Expenses. Except as otherwise expressly provided in this
                   --------
Agreement, each party hereto will bear its own expenses.

             14.7. Headings; Form of Words. The headings contained in this
                   -----------------------
Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading will in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular will be read in the plural, and vice versa, and terms used in the masculine gender will be read in the feminine or neuter gender when the context so requires, and vice versa.

             14.8. Severability.  The provisions of this Agreement will be
                   ------------
deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed consistent with the

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

intent of the parties hereto, to the extent reasonably necessary to make provisions, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, non-binding, or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

             IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

PGI Company H
By:  /s/ Mark N. Sirangelo
    -------------------------------------
    Name:   Mark N. Sirangelo
    Title:  President and Chief Executive Officer

SELLER:

     /s/ J. Franklyn Dickson
    -------------------------------------
    J. Franklyn Dickson


     /s/ J. Franklyn Dickson
    -------------------------------------
    J. Franklyn Dickson
    President and Director of
    Ray Bloch Productions, Inc. and Subsidiaries

                                      75